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                                   Exhibit 3.8

                          CERTIFICATE OF INCORPORATION

                                       OF

                               DIALOG GROUP, INC.


1. The name of the corporation is: Dialog Group, Inc.


2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation
 Trust Company.

3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of stock which the corporation shall have authority to issue is one (1,000) thousand; all of such shares shall be without par value.

5. The name and mailing address of each incorporator is as follows:

     NAME                                  MAILING ADDRESS
     ----                                  ---------------

Mark Alan Siegel                           Suite 400 E
                                           1900 Corporate Boulevard
                                           Boca Raton, Florida 33431

6. The name and mailing address the person who is to serve as the sole director until the first annual meeting of the stockholders or until a successor is elected and qualified, is as follows:


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    NAME                                     MAILING ADDRESS
    ----                                     ---------------

Adrian Stecyk                                Third Floor
                                             17 State Street
                                             New York, N.Y. 10004

7. The corporation is to have perpetual existence.

8. Elections of directors need not be by written ballot unless the by-laws of the corporation shall provide.

9. Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

10. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

11. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.


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THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, makes this Certificate, hereby declaring and certifying that this is his act and deed and the facts herein stated are true, and accordingly has hereunto set my hand this 4th day of October, 2002.



                                                /s/ Mark Alan Siegel
                                            ------------------------------
                                            Mark Alan Siegel, Incorporator